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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Commission File Number: 333-56240-11

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                     FLEET MORTGAGE CERTIFICATE TRUST 2001-1
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             (Exact name of registrant as specified in its charter)

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                        c/o Bank One National Association
                       153 West 51st Street, New York, NY
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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               Pass-Through Certificates Series 2001-1, Class A-1
               Pass-Through Certificates Series 2001-1, Class A-2 Pass-Through Certificates Series 2001-1, Class A-3 Pass-Through Certificates Series 2001-1, Class A-4 Pass-Through Certificates Series 2001-1, Class A-5 Pass-Through Certificates Series 2001-1, Class A-6 Pass-Through Certificates Series 2001-1, Class A-7 Pass-Through Certificates Series 2001-1, Class A-8 Pass-Through Certificates Series 2001-1, Class A-9
                Pass-Through Certificates Series 2001-1, Class R
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            (Title of each class of securities covered by this Form)

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                                 Not Applicable
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 (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     /_/            Rule 12h-3(b)(1)(i)          X
      Rule 12g-4(a)(1)(ii)    /_/            Rule 12h -3(b)(1)(ii)       /_/
      Rule 12g-4(a)(2)(i)     /_/            Rule 12h-3(b)(2)(i)         /_/
      Rule 12g-4(a)(2)(ii)    /_/            Rule 12h-3(b)(2)(ii)        /_/
                                             Rule 15d-6                   X

     Approximate number of holders of record as of the certification or notice date: 10

     Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date:  March 31, 2003           By:    /s/ Jeffrey Mayer
                                            ----------------------------------
                                     Name:  Jeffrey Mayer
                                     Title: President and Chief Executive
                                            Officer, Structured Asset
                                            Mortgage Investments Inc.